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                                                                       Exhibit 2

                               PURCHASE AGREEMENT

         THIS AGREEMENT made and entered into as of the 3rd day of December, 1999, by and between Samstock/SZRT, L.L.C., a Delaware limited liability company (referred to herein as "Seller"), and Samstock/SIT, L.L.C., a Delaware limited liability company (referred to herein as "Purchaser");

                                  WITNESSETH :

         WHEREAS, Seller is the owner, free and clear of all liens or encumbrances, of certain shares of common stock of Anixter International, Inc., a Delaware corporation (the "Company"), and Seller desires to sell some of said shares to Purchaser; and

         WHEREAS, Purchaser desires to purchase some of the shares of the Company's common stock from Seller subject to the terms and conditions stated herein;

         NOW, THEREFORE, for and in consideration of the mutual promises herein set forth, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

         1. Purchase and Sale. Seller hereby sells to Purchaser and Purchaser hereby purchases from Seller all of Seller's right, title and interest in and to Four Million Eight Hundred Forty Thousand Nine Hundred Thirteen (4,840,913) shares of common stock of the Company (the "Shares").

         2. Purchase Price. In full consideration for the purchase hereunder, Purchaser agrees to pay Seller the sum of Ninety-Five Million Two Thousand Nine Hundred Seventeen Dollars ($95,002,917), being Nineteen and 625/1000 Dollars ($19.625) per share. The purchase price is the mean between the highest and lowest quoted selling prices for the Shares on the date hereof.

         3. Payment of Purchase Price. Purchaser shall pay the full purchase price within five (5) days of executing this agreement.

         4. Assignment. Simultaneous with the payment of the purchase price, Seller agrees to deliver to Purchaser one or more certificates for the Shares together with fully executed stock powers assigning the Shares to Purchaser to allow Purchaser to transfer the Shares to Purchaser on the corporate records of the Company.

         5. Representations and Warranties of Seller. Seller represents, warrants and agrees that the following statements are true and correct:


                (a) Authority. The Seller has full right, power and authority to sell the shares to Purchaser.

                (b) Title to Shares. Seller owns the Shares free and clear of any and all liens, claims or encumbrances. The Shares are validly issued, fully paid and non-assessable.


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                                                                       Exhibit 2

                (c) No Breach of Other Agreements. The execution and delivery of this Agreement, the consummation of the transaction contemplated by this Agreement, and the fulfillment of the terms of this Agreement will not result in any breach of the terms and provisions of, or constitute a default under, any agreement to which Seller is a party or by which Seller is bound.

                (d) No Broker or Finder. Seller is not in any way obligated for a payment of fees or expenses to any broker or finder in connection with the transaction contemplated by this Agreement.

         6. Representations and Warranties of Purchaser. Purchaser represents, warrants and agrees that the following are true and correct:

                (a) No Breach of Other Agreements. The execution and delivery of this Agreement, the consummation of the transaction contemplated by this Agreement, and the fulfillment of the terms of this Agreement will not result in any breach in the terms and provisions of, or constitute a default under, any agreement to which Purchaser is a party or by which Purchaser is bound.

                (b) No Broker or Finder. Purchaser is not in any way obligated for a payment of fees or expenses to any broker or finder in connection with the transaction contemplated by this Agreement.

                (c) Investment Intent. The Shares are being acquired solely by and for the account of Purchaser, for investment only, and are not being purchased for resale or distribution.

         7. Further Assurances. Purchaser and Seller agree that each shall, from time to time upon the reasonable request of the other party, execute, acknowledge and deliver in proper form any instrument of conveyance or further assurance necessary or desirable to perfect the consummation of the within transaction.

         8. Construction. The parties hereto agree that all matters pertaining to the validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Illinois. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         9. Notice. All notices, statements, requests and demands given to or made upon any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given or made: (i) if mailed, two business days after deposit in the mail, postage prepaid; (ii) in the case of delivery via messenger or nationally recognized courier service, on the date actually delivered; or (iii) in the case of notice via telecopy, on the date transmitted, to the last known addresses of the parties or such other addresses at which the parties shall from time to time notify one another.


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         10. Counterparts. This Agreement may be executed in any number of counterpart copies, each of which shall be deemed an original for all purposes, but all of which shall constitute one and the same agreement.

         11. Entire Agreement. This Agreement constitutes the entire agreement and understanding of Purchaser and Seller, and no contemporaneous or subsequent oral agreement or statements shall alter or modify the terms and provisions hereof unless agreed thereto by the parties in writing. There are no promises or representations upon which any party hereto has relied in the execution of this Agreement which are not contained herein.

         12. Severability. In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

         13. Pronouns and Headings. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof wherever the context and facts require such construction. The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

         IN WITNESS WHEREOF, the parties hereto have set their respective hands as of the date first above written.



SELLER:                                    PURCHASER:

Samstock/SZRT, L.L.C.                      Samstock/SIT, L.L.C.








By: /s/  Donald J. Liebentritt             By:  /s/  Sheli Z. Rosenberg
    -------------------------------------     ----------------------------------
    Donald J. Liebentritt, Vice President     Sheli Z. Rosenberg, Vice President









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